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                                                       EXHIBIT 4(d)


                               AMENDMENT NO. 1 TO
                                 COPYTELE, INC.
                             1993 STOCK OPTION PLAN


               Amendment, dated, May 3, 1995, to the CopyTele, Inc. 1993 Stock Option Plan (the "Plan"). Capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Plan.

                                    RECITALS
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               WHEREAS, CopyTele, Inc., a Delaware corporation (the
     "Company"), created and adopted the Plan effective as of April 28, 1993, which was subsequently approved by the shareholders of the Corporation on July 14, 1993; and

               WHEREAS, the Company, through its Board of Directors, deems it desirable to amend the Plan as set forth herein.

               NOW, THEREFORE, subject to the approval of the shareholders of the Company as set forth in Section 4 hereof, the Plan is hereby amended to read in its entirety as follows, effective as of May 3, 1995:

               1.   Amendment to Article II.  The first sentence in the
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     first paragraph of Article II of the Plan is hereby amended to read in its entirety as follows:

                    "The total number of Common Shares of the Company which
               either may be purchased pursuant to the exercise of Options granted under the Plan or acquired pursuant to the exercise of Rights granted under the Plan shall not exceed, in the aggregate, Seven Million (7,000,000) of the currently authorized shares of Common Stock, $.01 par value per share, of the Company (the "Shares"), with no individual to be granted Options or Rights to purchase, in the aggregate, more than 500,000 Shares in any given year of the Plan, such numbers to be subject to adjustment in accordance with
               Article XVII of the Plan."

               2.   Amendment to Article V.  The first paragraph of Article
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     V of the Plan is hereby amended to read in its entirety as follows:

                    "The price for each Share purchasable under any Non-
               Qualified Option granted hereunder shall be no less























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               than 80% of the fair market value of such Share on the date of grant, except in respect of Non-Qualified Options granted to Director Participants pursuant to Article X hereof."

               3.   Amendment to Article X.  Article X is hereby amended to
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     read in its entirety as follows:

                    "Subject to the terms and conditions of Articles X
               through XIV hereof, commencing with the Annual Meeting of Shareholders of the Company to be held in 1995, each current Director Participant of the Company shall automatically be granted Non-Qualified Options to purchase 20,000 Shares each year that such director is elected to the Board of Directors. Future Director Participants shall automatically be granted Non-Qualified Options to purchase 10,000 Shares upon their initial election to the Board of Directors and 20,000 Shares at the time of each subsequent Annual Meeting of Shareholders of the Company at which such director is elected to the Board of Directors. The purchase price of the Shares covered by the Non-Qualified Options granted pursuant to this Article X shall be fair market value of such Shares on the date of grant."

               4.   Shareholder Approval.  This Amendment is subject to the
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     approval by the affirmative vote of the holders of a majority of the shares of the Company's common stock voting at its Annual Meeting of Shareholders to be held on July 19, 1995, or any adjournment or postponement thereof;; provided, however, that if such shareholder approval is not obtained, this Amendment and any awards thereunder shall be null and void.

               5.   Effect on the Plan.  All references in the Plan to
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     "this Plan", the "Plan," and all phrases of like import shall refer to the Plan as amended by this Amendment. The terms "hereof," "herein," "hereby," and all phrases of like import, as used in the Plan, shall refer to the Plan as amended by this Amendment. Except as amended hereby, the Plan shall remain in full force and effect.

               6.   No Further Amendment.  Except as expressly provided
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     herein, no other term or provision of the Plan is amended hereby.